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PRESS RELEASE

JetBlue Outlines Plan to Drive Shareholder Returns
Through Differentiated Product and Service

-- Initiatives Expected to Generate More Than $400 Million in Additional Annual Operating Income --

-- Airline to Defer 18 Airbus Aircraft to Reduce Capital Commitments, Optimize Fleet --

NEW YORK, NY - (Marketwired - November 19, 2014) - JetBlue Airways (NASDAQ: JBLU) today outlined a long-term plan to drive shareholder returns through new and existing initiatives aimed at enhancing the Company’s product advantage and service-oriented culture while delivering improved financial results. The revenue initiatives are expected to collectively generate more than $400 million in annual operating income on a run rate basis beginning in 2017. Additionally, JetBlue announced the deferral of 18 Airbus aircraft scheduled for delivery from 2016-2018 to 2022-2023 which will reduce capital expenditures by more than $900 million through 2017 and allow the airline to optimize its fleet to better match capacity with demand.

Robin Hayes, JetBlue's President, said, "We believe the plan laid out today benefits our three key stakeholders. It delivers improved, sustainable profitability for our investors, the best travel experience for our customers and ensures a strong, healthy company for our Crewmembers. As we focus on executing this plan, JetBlue’s core mission to Inspire Humanity and its differentiated model of serving underserved customers remain unchanged.”

JetBlue is committed to maintaining its competitive cost position. Specifically, JetBlue announced it will maintain unit cost (excluding fuel and profit sharing) growth below two percent through 2017 with longer-term gains from a number of avenues including gradually upgauging the fleet with larger A321s on order and increasing the number of seats on its A320 fleet as part of a major cabin refresh.

“Today we announced actions that we’ve been working for some time to enhance JetBlue’s revenue performance, control costs and reduce capital commitments through 2017,” said Mark Powers, JetBlue’s Chief Financial Officer. “As we execute this plan and continue to grow, we also seek to drive significantly improved returns for our shareholders. We believe our strategy, in combination with the additional initiatives discussed today, keep us on a path to enhance long-term shareholder value.”

The initiatives discussed by JetBlue leadership included:

•
Fare Families / Branded Fares - Beginning in the first half of 2015, customers will be able to choose between three branded fare bundle options. The first of these will be designed for customers who do not plan to check a bag, while the latter two will offer one and two free checked bags, respectively, along with other attractive benefits, including additional TrueBlue points and increased flexibility. This new merchandising platform will enable JetBlue to tailor its offering to individual customers’ needs in a way that is simple and transparent.

•
Airbus A320 Cabin Refresh - JetBlue will build on the successful launch of its Airbus A321 fleet, which has been received with great customer acclaim, by outfitting its A320 aircraft with a similar refreshed cabin. The reconfigured cabin plan for the A320 will preserve JetBlue’s product advantage and highly-rated customer experience while helping to generate higher returns. Using lighter, more comfortable seats, JetBlue will be able to increase the number seats on its planes while continuing to offer the most legroom in coach. Retrofits of the Airbus A320 fleet are expected to begin in mid-2016 and will also include new features including power ports accessible to all Customers.

•
Mint - JetBlue’s new premium service, which is exceeding expectations in its ramp up on the JFK-SFO and JFK-LAX routes, is significantly improving transcontinental margin performance. JetBlue plans to continue rolling out additional Mint service in JFK-LAX through the fourth quarter of 2014 and in JFK-SFO through the first quarter of 2015.

•
Fly-Fi - JetBlue customers will continue to enjoy free access to the fastest in-flight Wi-Fi product in the industry while the company pursues a unique new monetization strategy including partnerships with Verizon, the Wall Street Journal, Time, and others. The entire Airbus A320/A321 fleet is expected to have Fly-Fi in the first half of 2015, with EMBRAER 190 installations beginning thereafter.

•	Even More - With dynamic pricing, JetBlue’s extra legroom product continues to offer customers industry-leading comfort and value and represents a growing source of ancillary revenue.

ABOUT JETBLUE
JetBlue is New York's Hometown Airline, and a leading carrier in Boston, Fort Lauderdale/Hollywood, Los Angeles (Long Beach), Orlando and San Juan. JetBlue carries more than 30 million customers a year to 86 cities in the U.S., Caribbean, and Latin America with an average of 825 daily flights. New service to Curacao begins in December. For more information please visit JetBlue.com.

Forward Looking Statements
This press release contains statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events. When used in this document and in documents incorporated herein by reference, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; increases and volatility in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy; our significant fixed obligations and substantial indebtedness; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization, work stoppages, slowdowns or increased labor costs; our reliance on a limited number of suppliers; our presence in some international emerging markets that may experience political or economic instability or may subject us to legal risk; reputational and business risk from information security breaches; changes in or additional government regulation; changes in our industry due to other airlines' financial condition; economic downturn leading to a continuing or accelerated decrease in demand for domestic and business air travel; any outbreak of, or worsening of, a disease that affects travel behavior; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to, the Company's 2013 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this presentation.
CONTACTS

Investor Relations
(718) 709-2202
ir@jetblue.com

Corporate Communications
(718) 709-3089
corpcomm@jetblue.com

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www.jetblue.com